Exhibit 99.104

December 15, 2017

File No.: 290577.00044

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

New Brunswick Financial and Consumer Services Commission

Nova Scotia Securities Commission

Office of the Superintendent of Securities, Prince Edward Island

Office of the Superintendent of Securities, Service Newfoundland and Labrador

Dear Sirs/Mesdames:

Re:	Village Farms International, Inc. (the “Issuer)”

We refer to the final short form prospectus dated December 15, 2017 (the “Prospectus”) of the Issuer.

We hereby consent to the reference to our firm name in the Introduction and under the heading “Legal Matters” and to the reference to our firm name and to the use of our opinion under the heading “Eligibility for Investment” in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations (as defined in the Securities Act (Ontario)) in the information contained in the Prospectus that is derived from our opinion referred to above or that is within our knowledge as a result of the services we performed in connection with such opinion.

This letter is delivered to the addressees pursuant to the requirements of Section 4.2(a)(vii) of National Instrument 44-101.

Yours truly,

“Fasken Martineau DuMoulin LLP”